Exhibit 10.1

June 1, 2012

Nationstar Mortgage LLC

350 Highland Drive

Lewisville, Texas 75067

Attention: General Counsel

Ladies and Gentlemen:

Reference is made to the Residential Servicing Asset Purchase Agreement entered into as of March 6, 2012, by and among Aurora Bank FSB, a federal savings bank organized under the laws of the United States, Aurora Loan Services LLC, a Delaware limited liability company, and Nationstar Mortgage LLC, a Delaware limited liability company (the “Purchase Agreement”), and the related Interim Servicing Agreement entered into as of March 6, 2012, by and among Sellers and Purchaser (such agreement, the “Interim Servicing Agreement”). Except as otherwise provided in this letter agreement, capitalized terms used but not defined herein have the meanings ascribed thereto in the Purchase Agreement.

The Parties have been discussing amending the Purchase Agreement and the Interim Servicing Agreement in order to provide for separate closings of the Purchased Assets. In connection with the foregoing, and in order to permit the Parties to, on the date hereof, mail the form of notification to the Serviced Mortgagors under the Serviced Mortgage Loans that are related to the Agency Purchased Assets (as defined below) that is contemplated by Section 7.10(g) of the Purchase Agreement, the Parties hereby agree to the following principal terms:

1.	Effective as of a first closing, which is expected to occur on June 12, 2012, or such other date as may be agreed to by Sellers and Purchaser (the “First Closing”), Purchaser would acquire all of the Sellers’ right, title and interest in and to the Servicing Agreements, Servicing Rights Agreements and Subservicing Agreements with each Agency, together with the related Servicing Rights, Subservicing Rights and all Servicing Compensation, Late Fees, Ancillary Income, Servicer Advance Receivables and Deferred Servicing Fees (the “Agency Purchased Assets”). Commencing on the date of the First Closing (the “First Closing Date”), Sellers would, pursuant to the Interim Servicing Agreement, interim service the Serviced Mortgage Loans that are related to the Agency Purchased Assets until June 18, 2012 (in the case of Servicing Agreements with FHLMC) and July 3, 2012 (in the case of Servicing Agreements with other Agencies). Effective as of a second closing, which is expected to occur on June 26, 2012, or such other date as may be agreed to by Sellers and Purchaser (the “Second Closing”), Purchaser would acquire all of the Sellers’ right, title and interest in and to all other Purchased Assets (the “Non-Agency Purchased Assets”). Commencing on the date of the Second Closing (the “Second Closing Date”), Sellers would, pursuant to the Interim Servicing Agreement, interim service the Serviced Mortgage Loans that are related to the Non-Agency Purchased Assets until July 3, 2012.

2.	Commencing on the First Closing Date and continuing until the Second Closing Date, Purchaser will provide funding to Sellers in order to permit Sellers to credit amounts that are received by Sellers from Serviced Mortgagors, in the form of checks, ACH deposits and other forms of payment, to segregated investor accounts maintained by Sellers within two Business Days of receipt of such payments; provided that on any day, the amount of such funding shall be equal to the percentage of the total funding represented by the pro rata portion of the expected deposit history related to the Agency Purchased Assets based on Sellers’ historical experience, such pro rata portion to be agreed to in good faith by the Parties. Reimbursement of amounts so funded by Purchaser shall be made from amounts on deposit in Sellers’ clearing accounts, with any unreimbursed amounts being settled in connection with the post-Closing purchase price adjustment set forth in Section 2.04 of the Purchase Agreement. Commencing on the Second Closing Date to the conclusion of the interim servicing period, Purchaser shall provide funding to Sellers as provided above without regard to the proration. For the avoidance of doubt, Purchaser will provide funding to Sellers in order to permit Sellers to comply with Section 4(f) of the Interim Servicing Agreement.

The Parties further hereby agree to negotiate in good faith such amendments and modifications to the Purchase Agreement, the Schedules attached to the Purchase Agreement and the Interim Servicing Agreement as are necessary to effect the foregoing. Except to the extent required to be amended in order to effect the foregoing, the provisions of the Purchase Agreement and the Interim Servicing Agreement shall remain in full force and effect without amendment or modification.

This letter agreement may not be modified or changed except by an instrument in writing duly executed by all the parties hereto. This letter agreement shall be construed and enforced in accordance with the laws of New York, without giving effect to its principles of conflicts of laws, other than Section 5-1401 of the New York General Obligations Law. If any provision of this letter agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this letter agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as provided in the Purchase Agreement, and any such notice or communication shall be deemed to have been given: (i) as of the date delivered by hand; (ii) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (iii) one (1) Business Day after being delivered to the overnight courier. This letter agreement shall be binding upon and inure to the benefit of the parties to this letter agreement and their respective successors and permitted assigns. Nothing in this letter agreement is intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this letter agreement.

Please acknowledge and confirm your agreement with the terms and conditions set forth above by signing this letter agreement in the space indicated below.

Sincerely,

AURORA BANK FSB

By:	/s/ Brian Kuelbs
	Name:	Brian Kuelbs
	Title:	Chief Financial Officer

AURORA LOAN SERVICES LLC

By:	/s/ Robert J. Leist, Jr.
	Name:	Robert J. Leist, Jr.
	Title:	Chief Financial Officer

Accepted and Agreed to:

NATIONSTAR MORTGAGE LLC

By:	/s/ Amar Patel
	Name:	Amar Patel
	Title:	Executive Vice President